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                              CONSULTING AGREEMENT

                  THIS CONSULTING AGREEMENT (hereinafter "Agreement") is made this 15th day of July, 1998, by and between Performance Strategies, Inc., a Colorado corporation (hereinafter "Consultant"), whose principal place of business is 9861 Titan Park Circle, Littleton, Colorado 80125 USA, and Steroidogenesis Inhibitors International, (hereinafter "Client"), whose principal place of business is 2001 E. Flamingo Blvd., Suite 100B, Las Vegas, NV 89119.

                                    RECITALS

                  WHEREAS, Consultant is willing and capable of providing, on a "best efforts" basis, various consulting and financial public relations services for and on behalf of Client in connection with Client's interactions with broker-dealers, shareholders and members of the general public (collectively herein, the "Services"); and

                  WHEREAS, Client desires to retain Consultant as an independent contractor to provide Client the Services, and Client desires to be retained in, said capacity, upon the terms and conditions hereinafter set forth;

                  NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Engagement. Client, upon the terms and conditions set forth herein engages Consultant to perform and render such services of an advisory or consultative nature in order to inform the brokerage community, Client's shareholders and the general public concerning financial public relations and promotional matters relating to Client and its business. Consultant promises and agrees to perform and render the Services upon the terms and conditions set forth herein and any and all such necessary, convenient and incidental work and services required to provide said Services on a "best efforts" basis.

         2. Scope of Consultant's Services. It is the intention of the parties that Consultant will gather readily available and known public information relating to Client and confer with the officers and directors of Client in an effort to consolidate the information obtained into a summary form for dissemination to interested parties. It is further intended that Consultant will then distribute such information concerning Client to registered representatives of broker-dealers and other persons, legal and natural, whom Consultant determines, in its sole discretion, are capable of effectively disseminating such information to the general public. Consultant shall not provide any investment advice or recommendations, either express or implied, regarding Client to any third parties; rather, Consultant will focus on contacting persons and entities, generally via telephone communications, print media, and person-to-person meetings, in order to familiarize said third parties with the information concerning Client which Consultant has collected and is otherwise available to the general public. Consultant shall not disseminate any information concerning client without the express written authorization of Client. Consultant agrees to submit written drafts of any and all such information to the Client for Client's review and comment prior to dissemination


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by Consultant. Client agrees to diligently review each such draft on a timely basis, to expeditiously provide written comments to Consultant and to authorize the release of such information by Consultant when deemed appropriate by Client in its sole and absolute discretion. Under no circumstances shall Client authorize the dissemination of any information by the Consultant that contains any misstatement of a material fact or that omits to state any material fact that is necessary to make any of the statements made, in light of the circumstances under which they are made, not misleading.

         3. Independent Contractor. Consultant agrees to perform the Services pursuant to this Agreement as an independent contractor, according to its own manner and methods not inconsistent with the provisions herein, and without direction and control of Client. Consultant, solely and exclusively, will employ, direct, supervise, discharge, and fix the compensation, working conditions and practices of its employees, be responsible for their payment and will comply with all laws relating to such payment of employees. Consultant will provide, at its sole expense, Employer's Liability and Workers' Compensation insurance for all of its employees together with any other form of insurance required by law to be provided for the protection of its employees. Further, Consultant, solely and exclusively, shall be responsible for paying all taxes, including insurance and contributions for social security and unemployment, and self-employment taxes, which are measured by wages, salaries, or other renumerations paid to Consultant's owners, directors, officers, shareholders, employees, agents, or representatives, levied under existing laws, rules, or regulations. Consultant, solely and exclusively, shall be responsible for, and shall exercise complete control of its employees in all matters, disputes or grievances arising out of or in any way connected with Consultant's operations.

         4. Third Party Work of Consultant. Although Consultant may choose to only perform work solely for Client for a defined period, nothing contained herein shall be interpreted or construed, expressly or by implication, as preventing Consultant from entering into similar agreements with others, or holding itself out to the public as available to engage in such agreements with others. Consultant shall notify Client of its performance of consulting services for third parties which could conflict with Consultant's obligations under this Agreement. Upon receiving such notice from Consultant, Client may terminate this Agreement by notice in writing or consent to Consultant's outside consulting activities. Client's failure to terminate this Agreement shall constitute Client's ongoing consent to Consultant's outside consulting activities.

         5. Term of Agreement. This Agreement shall be in full force and effect, unless earlier terminated pursuant to the termination provisions provided herein, for an initial term of six (6) months commencing July 15, 1998 and terminating January 14, 1999. This Agreement may be extended for additional renewal terms of six (6) months each upon such terms as may be agreed between the parties in writing.

         6. Time, Place and Manner of Performance. Consultant shall be available for advice and counsel to the officers and directors of Client at such reasonable and convenient times and places as may be mutually agreed upon in writing between the parties. Notwithstanding the foregoing, Consultant shall, in its sole discretion, allocate the amount of time required to provide any specific service to Client.


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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in several counterparts, by their respective, corporate, partnership or business officers or owners, as the case may be, thereunto duly authorized, as of the day and year first written above.

PERFORMANCE STRATEGIES, INC.                    STEROIDOGENESIS INHIBITORS INC.

By: /s/ Charles E. Jordan                       By: /s/ Alfred Sapse
   ------------------------------                  ----------------------------
   Charles E. Jordan, President                 Dr. Alfred Sapse, President

                                                SUBJECT TO BOARD
                                                OF DIRECTORS APPROVAL